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                                   EXHIBIT 99

Media Contact:    Marc Lively       Telephone: (931) 380-2265


Press Release

Community First, Inc.
July 23, 2004


Columbia, Tennessee, July 23, 2004 - Community First, Inc. Announces 89.1% increase in net income for six months ended June 30, 2004

Community First, Inc. the holding company for Community First Bank & Trust, today reported that net income for the six months ended June 30, 2004, was $917,000, or $0.69 earnings per common share, up 89.1% from $485,000, or $0.42 per common share, for the same period of 2003. Net income for the second quarter of 2004 was $477,000, up 54.4% from $309,000, for the same period in 2003. The earnings increase is primarily attributable to increase in interest income due to increased volumes in loans and service charges on deposits. Total interest income on loans grew from $4,489,000 to $5,439,000, a 21.2% increase compared to the first six months of 2003. Net interest income grew from $2,880,000 to $3,846,000 for the comparable six months results a year earlier. Service charge deposits income increased 97.4% for the six months ended June 30, 2004 compared to the same period of 2003.

The Company's expects its growth trends to continue during the remainder of 2004. In January 2004, the company raised $4,500,000 in new equity capital to support future growth. Total assets grew to $243,832,000 as of June 30, 2004, up 12.2% from the $217,368,000, reported at December 31, 2003. Growth in loan production was also strong, increasing $20,426,000, or about 12% when compared to year end 2003, ending the period at $190,229,000. Total deposits increased 9.1% to $212,952,000, compared to $195,239,000 December 31, 2003.

The Company also announced that Mark Hines resigned as President of Community First Bank & Trust to pursue other interest. Marc Lively indicated that the shareholders, employees, and customers of Community First regret Mr. Hines' decision and wish him the best. Marc R Lively, CEO of the Bank, has been named President.

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia Tennessee commercial bank with four offices in Maury County. The Company also operates 9 ATM's in the county. The bank provides a comprehensive line of banking services to consumers and business in the middle Tennessee area.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other thinks, anticipated future expenses and revenue, and the future prospects of the company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties; the company assumes no obligation to update any forward-looking statement.